Exhibit 99


Con-way


                                                                 NEWS RELEASE
                                                                    Contacts:
                                Investor: Patrick Fossenier   1+ 650-378-5353
                                News Media: Gary Frantz       1+ 650-378-5335




                 Con-way Provides Fourth Quarter 2008 Update

Company Revises Earnings Guidance, Outlines Actions in Response to Declining

   Business Volumes as Economic Conditions Deteriorate, Details Impairment

                        Charge for China Acquisition




SAN MATEO, Calif. - Dec. 8, 2008 - Con-way Inc. (NYSE: CNW) today provided an update on earnings guidance for 2008, detailed actions the company has taken in response to unprecedented economic conditions, and outlined charges expected to affect 2008 results. Matters reviewed in today's announcement include:



Revised 2008 Earnings Guidance. The company has revised its estimate for 2008 full-year earnings from continuing operations to be between $2.20 and $2.35 per diluted share, down from previous guidance of $2.60 to $2.80 per diluted share. The revised guidance excludes the effects of issue-specific charges,

detailed below, which are expected to be incurred in the fourth quarter. The earnings guidance is based on an assumed number of diluted shares outstanding of 48.2 million and an expected tax rate of 38.6 percent for 2008.



With three weeks remaining to the end of the year, the company is maintaining a relatively wide range in guidance, due to turbulent market conditions and lack of reliable visibility into an economy which continues to deteriorate,

noted Douglas W. Stotlar, Con-way president and chief executive officer.

"While we are focused on aggressive cost-reduction measures, over the past two months the effect of decelerating volumes in the LTL market, coupled with pricing pressures and lower fuel surcharges have significantly curtailed expectations for 2008 earnings, the fourth quarter in particular."



Economic Workforce Reductions at Con-way Freight. Since the company's investor conference call on Oct. 23, the decline in year-over-year tonnage at

Con-way Freight has accelerated significantly as the economy has continued to deteriorate. In response, Con-way Freight reduced its nationwide workforce by approximately 8 percent, or about 1,450 positions. The reduction is in line with lower tonnage volumes which were down 3.8 percent in October and 9.2 percent in November, respectively, from last year's levels. The workforce reductions, which occurred on Dec. 5, were spread across most of the company's 303 operating locations in North America. They included the elimination of 78 staff positions at Con-way Freight's Ann Arbor, Mich.,

general office; 60 positions at an administrative center in Texas; and a realignment of its area and regional division structure to streamline management. The Dec. 5 workforce reductions will result in an estimated fourth-quarter charge to earnings of approximately $7.5 million, primarily for severance and other payroll-related expenses.



The charge for the Dec. 5 workforce reduction is in addition to an earlier-

disclosed fourth-quarter charge of $20 million for costs associated with Con-

way Freight's network re-engineering initiative. This initiative, which enabled service improvements and more efficient network operations through consolidation of 40 service centers, resulted in a net workforce reduction of about 400 positions. The re-engineering initiative was completed successfully last month without reducing service levels or market coverage.



As a result of the Dec. 5 economic workforce reductions and November's network re-engineering initiative, Con-way Freight expects to realize annualized cost savings in excess of $40 million.



Commenting on the Dec. 5 workforce reduction, John G. Labrie, president of

Con-way Freight, noted that with U.S. manufacturing activity at its weakest levels in 26 years, and consumers continuing to restrain retail purchasing,

the effect on freight volumes has been dramatic. "The declines in shipping activity, which we first saw at the end of the third quarter, steepened in

October and November, and are continuing in December," said Labrie.

"Comparable business volumes are now at roughly 2003 levels, when we had a workforce of about 17,500 employees."



"While decisions to eliminate jobs are exceedingly difficult, these are steps we must take given an unprecedented economic downturn that affects not only our company, but the entire industry and our customers," he said. "Faced with these business conditions we have no choice but to rationalize our cost structure, realign staffing for current volumes and properly position Con-way

Freight to execute our strategy, which is focused on delivering customer and shareholder advantage."


Individuals subject to reduction in force are being offered a separation package which includes severance pay, a lump-sum payment intended to assist with incidental costs and a payment equal to the annual year-end bonus for which a separated employee would have been eligible on Dec. 31.


Enterprise Cost Reduction Initiatives. Con-way's other two principal business units, Menlo Worldwide and Con-way Truckload, have instituted expense-

curtailment initiatives specific to their companies. In addition, Con-way's corporate group and enterprise shared-services operations in Portland, Ore.,

have reduced staffing by 88 positions.



Impairment Charge for China Acquisition. Based on preliminary estimates, the company expects to record an impairment charge of $30 million to $35 million to write down the value of its investment in Chic Holdings Ltd., a Shanghai,

China-based transportation and logistics company. Chic Holdings was purchased by Con-way's supply chain management unit, Menlo Worldwide, LLC in 2007 for

$60 million. The non-cash impairment charge will be reported with 2008 fourth quarter and full-year results. The charge is based on an impairment review of fair value for goodwill and other intangible assets recorded from the acquisition. The impairment charge relates only to the Chic acquisition. The review is not expected to affect the valuations for Con-way's other two acquisitions in 2007, Cougar Holdings Pte Ltd of Singapore and Joplin, Mo.-

based Contract Freighters Inc., which now does business as Con-way Truckload.



Date Set for 2008 Earnings Release. Con-way plans to issue its 2008 fourth-

quarter and full-year financial results on Monday, Jan. 26, 2009, after market close. A conference call for the investment community will be held the next day, Tuesday, Jan. 27, 2009 at 10 a.m. Eastern Standard Time.



About Con-way Inc. - Con-way Inc. (NYSE:CNW) is a $4.7 billion freight transportation and logistics services company headquartered in San Mateo, Calif. A diversified transportation company, Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (collectively, "CFI"), and related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges and the effect of ongoing litigation alleging that Con-way engaged in price fixing of fuel surcharges in violation of Federal antitrust laws, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the acquisition of CFI and related financing (including integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company; environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including, but not limited to, the arbitration demand and federal lawsuit Con-way has filed against one of CFC's multi-employer pension plans seeking a finding that Con-way is not liable for any of CFC's unpaid withdrawal liabilities as well as the possibility that other CFC multi-employer pension plans may assert claims against Con-way in the future, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in
Item 7 of Con-way's 2007 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.